Exhibit 99.1

GAP INC. REPORTS FIRST QUARTER EARNINGS PER SHARE OF $0.34

SAN FRANCISCO – May 22, 2008 – With its focus on driving bottom-line earnings, Gap Inc. (NYSE: GPS) today released its earnings results for the first quarter of 2008 and delivered an increase in earnings per share over the previous year.

For the quarter ended May 3, 2008, net earnings for the company increased 40 percent to $249 million, or $0.34 per share on a diluted basis, compared with $178 million, or $0.22 per share, for the first quarter last year.

Earnings from continuing operations for the first quarter of 2008 were $249 million compared with $205 million last year which represents an increase of 21 percent. Earnings from continuing operations exclude the loss from the discontinued operation of Forth & Towne.

First quarter net sales were $3.38 billion, compared with $3.55 billion for the first quarter of last year. The company’s first quarter comparable store sales decreased 11 percent, compared with a decrease of 4 percent in the first quarter of the prior year. The company’s online sales for the first quarter increased 21 percent to $236 million, compared with $195 million for the first quarter of last year.

“We are pleased with our first quarter results, as we delivered solid earnings growth in a difficult environment,” said Glenn Murphy, chairman and chief executive officer of Gap Inc. “Looking ahead, we are focused on bringing compelling product and shopping experiences to our customers while managing costs tightly. We believe this approach is proving even more prudent given the current economic conditions.”

Sales Results By Division

The following table represents the company’s first quarter comparable store sales and net sales by division:

	First Quarter Comparable Store Sales		First Quarter Net Sales
	2008	2007	2008	2007
Gap North America	-7%	-4%	$976 million	$1.0 billion
Banana Republic North America	-4%	-2%	$538 million	$530 million
Old Navy North America	-18%	-5%	$1.2 billion	$1.5 billion
International	-5%	-3%	$398 million	$353 million
Gap Inc. Direct (online)	n/a	n/a	$236 million	$195 million

Additional Results and 2008 Outlook

Earnings

The company is reaffirming that it expects fiscal year 2008 diluted earnings per share on a GAAP basis to be $1.20 to $1.27.

Effective Tax Rate

The effective tax rate was 39 percent for the first quarter of 2008. The company continues to expect the effective tax rate will be about 39 percent for full year 2008.

Cash and Investments

The company ended the first quarter with $1.8 billion in cash and investments. For the first quarter, free cash flow, defined as net cash provided by operating activities less purchases of property and equipment, was an inflow of $62 million. The company reaffirmed that for the full year it expects to generate about $900 million in free cash flow. Please see the reconciliation of free cash flow, a non-GAAP financial measure, to the GAAP financial measure in the tables at the end of this release.

Share Repurchases

During the first quarter, the company repurchased about 11 million shares for a total of $216 million.

Dividends

The company paid a dividend of $0.085 per share during the first quarter.

Margins

Gross margin of 39.7 percent increased 150 basis points in the first quarter compared with the prior year. Operating margin for the first quarter was 11.3 percent. The company continues to expect operating margin to be 8.5 percent to 9.5 percent for fiscal year 2008.

Inventory

On a year over year basis, the company reported that inventory per square foot was down 17 percent at the end of the first quarter. Looking toward the second quarter of 2008, the company expects inventory per square foot to be down in the mid teens compared with the second quarter of 2007. Please see the financials section on www.gapinc.com for the company’s explanation of numerical range guidance.

Interest Expense

The company now expects fiscal year 2008 interest expense to be about $5 million, compared with its prior guidance of $20 million. The difference is due to a $15 million pre-tax earnings benefit from a reduction of interest expense accruals resulting primarily from foreign tax audit events that occurred in the quarter.

Depreciation and Amortization

The company continues to expect depreciation and amortization expense for fiscal year 2008 to be about $550 million.

Capital Expenditures

First quarter capital expenditures were $114 million. The company continues to expect capital spending of about $500 million in fiscal year 2008.

Real Estate

During the first quarter of fiscal year 2008, the company opened 33 store locations and closed 23 store locations. This compares with 41 openings and 20 closings for the first quarter of the prior year, including one store closure related to Forth & Towne.

The company ended the quarter with 3,177 store locations and net square footage increased less than half a percentage point from the end of fiscal year 2007.

The company increased its guidance for store closures in fiscal year 2008 by 15 store locations, driven primarily by Gap brand. The company now expects to open about 115 store locations and to close about 115 store locations. As such, the company does not expect any net square footage growth in fiscal year 2008.

The following table contains divisional first quarter store openings and closings, and square footage as of May 3, 2008.

	May 3, 2008
	Beginning Q1 Store Locations	Store Locations Opened	Store Locations Closed	Net Store Locations End of Q1	Sq. Ft. (millions)
Gap North America	1,249	6	10	1,245	12.2
Gap Europe	173	3	1	175	1.5
Gap Asia	110	2	4	108	1.0
Old Navy North America	1,059	11	5	1,065	20.1
Banana Republic North America	555	7	3	559	4.8
Banana Republic Asia	21	3	—	24	0.1
Banana Republic Europe	—	1	—	1	—

Total	3,167	33	23	3,177	39.7

Webcast and Conference Call Information

Evan Price, vice president, Investor Relations, will host a summary of Gap Inc.’s first quarter fiscal year 2008 results in a live conference call and real-time webcast at approximately 5 p.m. Eastern time today. Mr. Price will be joined by Glenn Murphy, Gap Inc. chairman and chief executive officer, and Sabrina Simmons, Gap Inc. executive vice president and chief financial officer.

To access the conference call, please dial (800) 374-0168, or (706) 634-0994 for international callers. The webcast is located on the Conference Calls & Webcasts page in the Financials section of www.gapinc.com. Replay of this event will be made available on (800) GAP-NEWS for four weeks after this announcement and archived on www.gapinc.com.

May Sales

The company will report May sales on June 5, 2008.

Forward-Looking Statements

This press release and related conference call and webcast contain unaudited financial information for the first quarter of 2008 and forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding: (i) diluted earnings per share for fiscal year 2008; (ii) effective tax rate for fiscal year 2008; (iii) free cash flow for fiscal year 2008; (iv) net cash provided by operating activities for fiscal year 2008; (v) operating margin for fiscal year 2008; (vi) year-over-year change in inventory per square foot at the end of the second quarter of fiscal year 2008; (vii) interest expense for fiscal year 2008; (viii) depreciation and amortization for fiscal year 2008; (ix) capital expenditures for fiscal year 2008; (x) store openings and closings for fiscal year 2008; (xi) real estate square footage for fiscal year 2008; (xii) marketing expenses in the second quarter of fiscal year 2008; (xiii) driving bottom line earnings growth; (xiv) maintaining ongoing cost discipline; and (xv) continuing to distribute excess cash to shareholders.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following: the risk that additional information may arise during the company’s close process or as a result of subsequent events that would require the company to make adjustments to the financial information; the risk that the adoption of new accounting pronouncements will impact future results; the risk that the company will be unsuccessful in gauging fashion trends and changing consumer preferences; the highly competitive nature of the company’s business in the United States and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the risk that the company will be unsuccessful in identifying and negotiating new store locations and renewing leases for existing store locations effectively; the risk that comparable store sales and margins will experience fluctuations; the risk that the company will be unsuccessful in implementing its strategic, operating and people initiatives; the risk that adverse changes in the company’s credit ratings may have a negative impact on its financing costs, structure and access to capital in future periods; the risk that changes to the company’s IT systems may disrupt its operations; the risk that trade matters, events causing disruptions in product shipments from China and other foreign countries, or an inability to secure sufficient manufacturing capacity may disrupt the company’s supply chain or operations; the risk that the company’s efforts to expand internationally through franchising and similar arrangements may not be successful and could impair the value of its brands; the risk that acts or omissions by the company’s third party vendors, including a failure to comply with the company’s code of vendor conduct, could have a negative impact on the company’s reputation or operations; the risk that the company does not repurchase some or all of the shares it anticipates purchasing pursuant to its repurchase program; and the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits; any of which could impact net sales, costs and expenses, and/or planned strategies. Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2008.

These forward-looking statements are based on information as of May 22, 2008. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Investor Relations:

Evan Price

415-427-2161

Media Relations:

Kris Marubio

415-427-1798

The Gap, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

($ in millions)	May 3, 2008	May 5, 2007
ASSETS
Current assets:
Cash and cash equivalents	$1,744	$2,222
Short-term investments	—	522
Restricted cash	36	43
Merchandise inventory	1,555	1,814
Other current assets	635	680

Total current assets	3,970	5,281
Property and equipment, net	3,207	3,153
Other long-term assets	471	415

Total assets	$7,648	$8,849

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$188	$326
Accounts payable	960	783
Accrued expenses and other current liabilities	1,032	1,089
Income taxes payable	98	70

Total current liabilities	2,278	2,268

Long-term liabilities:
Long-term debt	—	188
Lease incentives and other long-term liabilities	1,057	1,066

Total long-term liabilities	1,057	1,254

Total stockholders’ equity	4,313	5,327

Total liabilities and stockholders’ equity	$7,648	$8,849

The Gap, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

UNAUDITED

($ and shares in millions except per share amounts)	13 Weeks Ended May 3, 2008	13 Weeks Ended May 5, 2007
Net sales	$3,384	$3,549
Cost of goods sold and occupancy expenses	2,042	2,194

Gross profit	1,342	1,355
Operating expenses	959	1,051
Interest, net	(25)	(23)

Earnings from continuing operations before income taxes	408	327
Income taxes	159	122

Earnings from continuing operations, net of income taxes	249	205
Loss from discontinued operation, net of income tax benefit	—	(27)

Net earnings	$249	$178

Weighted-average number of shares - basic	733	815
Weighted-average number of shares - diluted	736	819
Basic earnings per share:
Earnings from continuing operations, net of income taxes	$0.34	$0.25
Loss from discontinued operation, net of income tax benefit	—	(0.03)

Net earnings per share	$0.34	$0.22

Diluted earnings per share:
Earnings from continuing operations, net of income taxes	$0.34	$0.25
Loss from discontinued operation, net of income tax benefit	—	(0.03)

Net earnings per share	$0.34	$0.22

The Gap, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

UNAUDITED

($ in millions)	13 Weeks Ended May 3, 2008	13 Weeks Ended May 5, 2007
Cash flows from operating activities:
Net earnings	$249	$178
Depreciation and amortization (a)	139	134
Change in merchandise inventory	19	(9)
Other cash used for operating activities, net	(231)	(22)

Net cash provided by operating activities	176	281

Cash flows from investing activities:
Purchases of property and equipment	(114)	(122)
Purchases of short-term investments	—	(345)
Maturities of short-term investments	177	393
Change in restricted cash	2	1
Change in other long-term assets	—	6

Net cash provided by (used for) investing activities	65	(67)

Cash flows from financing activities:
Proceeds from share-based compensation, net	36	30
Repurchase of common stock	(196)	—
Excess tax benefit from exercise of stock options and vesting of stock units	3	2
Cash dividends paid	(62)	(65)

Net cash used for financing activities	(219)	(33)

Effect of exchange rate fluctuations on cash	(2)	11

Net increase in cash and cash equivalents	20	192
Cash and cash equivalents at beginning of period	1,724	2,030

Cash and cash equivalents at end of period	$1,744	$2,222

(a)	Depreciation and amortization is net of the amortization of lease incentives.

The Gap, Inc.

SEC REGULATION G

UNAUDITED

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

($ in millions)	13 Weeks Ended May 3, 2008	13 Weeks Ended May 5, 2007
Net cash provided by operating activities	$176	281
Less: purchases of property and equipment	(114)	(122)

Free cash flow (a)	$62	$159

RECONCILIATION OF EXPECTED NET CASH PROVIDED BY OPERATING ACTIVITIES TO EXPECTED FREE CASH FLOW

($ in millions)	Expected 52 Weeks Ending January 31, 2009
Expected net cash provided by operating activities	$1,400
Less: expected purchases of property and equipment	(500)

Expected free cash flow (a)	$900

(a)	Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric as it represents a measure of how much cash a company has available after the deduction of capital expenditures, as we require regular capital expenditures to build and maintain stores and purchase new equipment to improve our business. We use this metric internally, as we believe our sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.